Exhibit 99.1

PRESS RELEASE

INVESTOR CONTACT:  David Foy
Tel:  (203) 458-5850

MEDIA CONTACT: Eric Brielmann
Tel: (212) 355-4449

White Mountains Enters Exchange Agreement for
Substantially All 1,724,200 WTM Common Shares Held by Berkshire Hathaway

HAMILTON, Bermuda, March 10, 2008 – White Mountains Insurance Group, Ltd. (“White Mountains”) (NYSE:  WTM) announced today that it has signed an exchange agreement with Berkshire Hathaway Inc. (“Berkshire Hathaway”) to transfer certain runoff businesses and a substantial amount of cash to Berkshire Hathaway in exchange for substantially all of the common shares of White Mountains owned by Berkshire Hathaway.

Under the terms of the agreement, Berkshire Hathaway would exchange all or substantially all of its 16.3% stake in White Mountains (1,724,200 common shares) for 100% of a White Mountains subsidiary, which will hold Commercial Casualty Insurance Company (“CCIC”), International American Group, Inc. (“IAG”) and $751 million in cash, subject to adjustment.  As of December 31, 2007, CCIC and IAG had combined gross assets of approximately $435 million and adjusted shareholder’s equity of $58 million.  Following the consummation of the transaction, expected during the third quarter of 2008, the outstanding common shares of White Mountains would be reduced to approximately 8.8 million shares.

“This agreement allows White Mountains to exit runoff businesses with potentially volatile reserves, to significantly reduce undeployed capital and to redeem one-sixth of the company’s shares at a small premium to GAAP book value.  This transaction creates substantial value for White Mountains and our remaining shareholders,” said Ray Barrette, CEO of White Mountains.  “Warren Buffett and Berkshire Hathaway were key to the financing of our acquisition of CGU/OneBeacon in 2001, and all shareholders benefited handsomely from the relationship.  White Mountains is now a larger, more diversified business, competing actively in many areas with Berkshire Hathaway.  This is a graceful, value-enhancing way to go our separate ways.”

The aggregate exchange value of $836 million, or $485 per share, is based on the closing price of White Mountains’ common shares on the New York Stock Exchange on the date on which senior management of the parties tentatively accepted the concept of the transaction, subject to final negotiation of the value of the exchanged subsidiaries, completion of mutually acceptable definitive documents and approval by White Mountains’ board of directors.

White Mountains and Berkshire Hathaway have structured the transaction in a manner intended to comply with Section 355 of the Internal Revenue Code.  Accordingly, neither White Mountains nor Berkshire Hathaway expects to realize a taxable gain as a result of the exchange.  The number of White Mountains common shares to be exchanged and the amount of cash to be included are subject to tax related adjustment.

The transaction is subject to customary closing conditions, including, among other things, regulatory approvals and the receipt of a ruling from the Internal Revenue Service.

The transaction has been unanimously approved by the board of directors of White Mountains.  Although Berkshire Hathaway has been an important investor in White Mountains since 2001, it has never had representation on the board of directors.

Regulation G

The combined adjusted shareholders equity of CCIC and IAG is a non-GAAP measure equal to (i) the combined GAAP shareholders equity of CCIC and IAG of $94 million reduced by (ii) a GAAP liability of $36 million that is not the legal obligation of CCIC or IAG but is being economically transferred to Berkshire Hathaway as part of the exchange.

ADDITIONAL INFORMATION

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the Company’s web site located at www.whitemountains.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments, which we expect or anticipate will or may occur in the future are forward-looking statements. The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to White Mountains’:

●	growth in book value per share or return on equity;

●	business strategy;

●	financial and operating targets or plans;

●	incurred losses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

●	projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

●	expansion and growth of our business and operations; and

●	future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

●	the risks described in Item 1A of White Mountains’ 2007 Annual Report on Form 10-K;

●	claims arising from catastrophic events, such as hurricanes, earthquakes, floods or terrorist attacks;

●	the continued availability of capital and financing;

●	general economic, market or business conditions;

●	business opportunities (or lack thereof) that may be presented to it and pursued;

●	competitive forces, including the conduct of other property and casualty insurers and reinsurers;

●	changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its clients;

●	an economic downturn or other economic conditions adversely affecting its financial position;

●	recorded loss reserves subsequently proving to have been inadequate;

●	other factors, most of which are beyond White Mountains’ control.

Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations. White Mountains assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.